Exhibit 99.1


NEWCASTLE INVESTMENT CORP.


Contact:                                                FOR IMMEDIATE RELEASE
Lilly H. Donohue
Director of Investor Relations
212-798-6118

                Newcastle Announces Third Quarter 2004 Results

Third Quarter Highlights

     o FFO of $24.0 million, or $0.62 per diluted common share, up 21.6% from the third quarter 2003 on a per diluted common share basis.

     o Income available for common stockholders of $23.4 million, or $0.60 per diluted common share, up 25.0% from the third quarter 2003 on a per diluted common share basis.

     o    Declared dividend of $0.60 per share of common stock.

     o Issued $454.5 million face amount of non-recourse debt through a collateralized bond obligation in September 2004.

New York, NY. October 27, 2004 - Newcastle Investment Corp. (NYSE: NCT) reported that for the quarter ended September 30, 2004, Funds from Operations ("FFO") were $24.0 million, or $0.62 per diluted common share, as compared to $13.9 million, or $0.51 per diluted common share for the quarter ended September 30, 2003. The Company generated an FFO return on average invested common equity of 15.31% for the third quarter 2004.

For the three months ended September 30, 2004, income available for common stockholders was $23.4 million, or $0.60 per diluted common share compared with $13.2 million, or $0.48 per diluted common share, in the third quarter 2003.

For the quarter ended September 30, 2004, Newcastle declared a dividend of $0.60 per share of common stock. The Board also declared a dividend on the Series B preferred stock of $0.61 per share.

Our common equity book value per share increased to $17.40 at September 30, 2004 from $16.71 at June 30, 2004. GAAP common equity book value was $665.1 million at September 30, 2004 compared with $638.8 million at June 30, 2004.

For a reconciliation and discussion of GAAP net income to FFO and GAAP book equity to invested common equity, please refer to the tables following the presentation of GAAP results.

Selected Financial Data (in thousands)


                                                                  Three Months Ended        Three Months Ended
Operating Data (Unaudited):                                       September 30, 2004        September 30, 2003
                                                                  -----------------         ------------------


  Funds from operations                                                 $23,977                  $ 13,948
  Income available for common stockholders                              $23,445                  $ 13,183


                                                                        As of
Balance Sheet Data:                                               September 30, 2004               As of
                                                                      (Unaudited)            December 31, 2003
                                                                  -------------------        ------------------

  Total real estate and other securities                             $3,335,925                $ 2,330,830
  Total assets                                                       $4,669,614                $ 3,533,081
  CBO bond obligations                                               $2,656,247                $ 1,793,533
  Preferred stock                                                      $ 62,500                  $  62,500
  Common stockholders' equity                                         $ 665,090                  $ 476,863


Supplemental Total Real Estate and Other Securities
Data as of September 30, 2004 (Unaudited):
Weighted average asset yield                                                                     6.18%
Weighted average liability cost                                                                  4.33%
Weighted average net spread                                                                      1.85%
Weighted average credit rating                                                                    BBB-
Weighted average asset credit spread                                                             2.77%
Percentage investment grade                                                                      71.3%
Number of securities                                                                               418



Wesley R. Edens, Chairman and Chief Executive Officer, commented, "We had a highly productive quarter on both the investment and financing side of our business. During the quarter, we invested $45 million of capital at our targeted mid-teens returns."

Capital Markets Activity

Mr. Edens added, "This quarter, we successfully term financed our sixth real estate securities portfolio. We believe our ability to continually tap the real estate debt markets at increasingly attractive rates supports our core business strategy." Newcastle priced a $454.5 million face amount issuance of non-recourse debt to finance its sixth real estate securities portfolio in September 2004. 78% of the debt was rated AAA/Aaa by S&P and Moody's.

In July 2004, we refinanced $342.5 million of the AAA and AA bonds in our first collateralized debt obligation which was issued in 1999, and will result in approximately $1 million of interest cost savings for the next 12 months. $322.5 million of AAA bonds were refinanced at LIBOR + 30 basis points from LIBOR + 65 basis points and $20.0 million of AA bonds were refinanced at LIBOR + 50 basis points from LIBOR + 80 basis points.

Third Quarter Investment Activity

During the third quarter, we purchased or committed to purchase approximately $454 million in face amount of real estate securities and mortgage loans.

     Real estate securities. Purchased approximately $370 million of real estate securities with an average credit rating of BBB. Approximately $192 million of these securities were commercial mortgage backed securities, $88 million of REIT debt and $90 million of asset backed securities. In addition, we sold approximately $73 million of real estate securities with an average credit rating of BBB-.

     Mortgage loans. Residential mortgage loans represent $84 million of total purchases. These loans are adjustable rate LIBOR mortgage loans to high quality borrowers with strong credit scores.

Mr. Riis noted that "There continues to be significant new issuance volume and growth in our target markets. For the first nine months of 2004 CMBS issuance was up 18% and REIT debt issuance was up 95% over the same period in 2003. In particular, we expect an active fourth quarter on the investment side as deal flow is historically higher in this period. Since quarter end, we have purchased or committed to purchase approximately $185 million of assets."

The Company entered into an agreement with a major investment bank in October that enables us to purchase commercial mortgage backed securities, REIT debt, real estate loans and asset backed securities for our seventh real estate securities portfolio, targeted to be $500 million.

Real Estate Securities

As of September 30, 2004, our aggregate $3.3 billion real estate securities portfolio was well diversified with 418 securities, of which 73% were fixed rate securities with a weighted average maturity of 7.36 years and the remaining 27% were floating rate securities with a weighted average maturity of 2.80 years. The portfolio consisted of 57% commercial mortgage backed securities, 24% senior unsecured REIT debt and 19% asset backed securities. As of September 30, 2004, the average credit quality of our aggregate real estate securities portfolio was BBB- and 71.3% of the real estate securities were rated investment grade. Our average investment size was $7 million and our largest investment in a single security was $57 million. The weighted average credit spread was 2.77% as of September 30, 2004. The weighted average credit spread represents the yield premium on our securities over the comparable US Treasury rate or LIBOR.

The Company's core business strategy is to invest in a diverse portfolio of moderately credit sensitive real estate debt investments. Our business model is to lock in the difference between the yield on our assets and the cost of our liabilities and optimize this difference, which we refer to as "net spread." Newcastle seeks to match fund these investments with respect to interest rates and maturities in order to minimize the impact of interest rate fluctuations on earnings, and to reduce the risk of refinancing our liabilities prior to the maturity of our assets. As of September 30, 2004, an immediate 100 basis point increase in interest rates would affect our earnings by no more than $1.3 million per annum. The weighted average maturity of our real estate securities and their related liabilities was 6.13 years and 6.57 years, respectively.

Newcastle's real estate securities portfolio continues to perform well: as of September 30, 2004, none of our owned securities had defaulted, and there have been no principal losses in our real estate securities portfolio to date. We continue to seek investments that will generate superior risk adjusted returns with a long-term objective of capital preservation and earnings stability in varying interest rate and credit cycles.

Conference Call

Management will conduct a conference call on October 28, 2004 to review the Company's third quarter financial results for the period ended September 30, 2004. The conference call is scheduled for 4:30 P.M. eastern time. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 225-8754 ten minutes prior to the scheduled start of the call; please reference "Newcastle Third Quarter 2004 Earnings." International callers should dial (303) 262-0068.

For those who are not available to listen to the live call, a replay will be available until 11:59 P.M. eastern time on Friday, November 5, 2004 by dialing
(800) 475-6701; please reference access code "751226." International callers should dial (320) 365-3844 to access the replay.

About Newcastle

Newcastle Investment Corp. invests in real estate securities and other real estate-related assets. Newcastle is organized and conducts its operations to qualify as a real estate investment trust (REIT) for federal income tax purposes. For more information on Newcastle Investment Corp. or to be added to our email distribution list, please visit www.newcastleinv.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements relating to the performance of our real estate securities portfolio. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; Newcastle can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Newcastle's expectations include, but are not limited to, changes in particular sectors of the economy which might adversely affect the credit quality of our securities portfolios and thereby their performance; and other risks detailed from time to time in Newcastle's SEC reports. Such forward-looking statements speak only as of the date of this press release. Newcastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.


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

                                                 Newcastle Investment Corp.
                                              Consolidated Statements of Income
                                          (dollars in thousands, except share data)
                                                         (Unaudited)

                                                                              Three Months Ended          Nine Months Ended
                                                                                 September 30,              September 30,
                                                                                 -------------              -------------

Revenues                                                                       2004          2003         2004          2003
                                                                               ----          ----         ----          ----


Interest income                                                               $ 55,770     $ 33,909     $ 160,942      $ 89,743
Rental and escalation income                                                     3,817        4,839        13,341        15,064
                                                                           ============= ============ ============= =============
Gain on settlement of investments                                                6,227        2,928        15,809         9,047
                                                                           ------------- ------------ ------------- -------------
                                                                                65,814       41,676       190,092       113,854
                                                                           ------------- ------------ ------------- -------------
Expenses

Interest expense                                                                34,645       19,655        97,684        53,336
Property operating expense                                                       1,946        1,920         6,143         6,475
Loan and security servicing expense                                                742          665         2,385         1,588
General and administrative expense                                               1,259          671         3,715         2,268
Management fee to affiliate                                                      2,790        1,783         7,750         4,537
Incentive compensation to affiliate                                              2,494        1,436         6,104         4,392
Depreciation and amortization                                                      550          498         1,622         1,450
                                                                          ------------- ------------ ------------- -------------
                                                                                44,426       26,628       125,403        74,046
                                                                          ------------- ------------ ------------- -------------
Income before equity in earnings of unconsolidated subsidiaries                 21,388       15,048        64,689        39,808
Equity in earnings of unconsolidated subsidiaries                                4,893            -         8,334             -
Income taxes on related taxable subsidiaries                                    (1,714)           -        (1,714)            -
                                                                          ------------- ------------ ------------- -------------
Income from continuing operations                                               24,567       15,048        71,309        39,808
Income (loss) from discontinued operations                                         401         (342)       (1,316)         (582)
                                                                          ------------- ------------ ------------- -------------
Net income                                                                      24,968       14,706        69,993        39,226
Preferred dividends                                                             (1,523)      (1,523)       (4,570)       (3,250)
                                                                          ------------- ------------ ------------- -------------
Income Available For Common Stockholders                                      $ 23,445     $ 13,183      $ 65,423      $ 35,976
                                                                          ============= ============ ============= =============
Net Income Per Share of Common Stock
  Basic                                                                         $ 0.61       $ 0.48        $ 1.80        $ 1.45
                                                                          ============= ============ ============= =============
  Diluted                                                                       $ 0.60       $ 0.48        $ 1.77        $ 1.44
                                                                          ============= ============ ============= =============
Income from continuing operations, after preferred dividends, per share of common stock

  Basic                                                                         $ 0.60       $ 0.49        $ 1.84        $ 1.47
                                                                          ============= ============ ============= =============
  Diluted                                                                       $ 0.59       $ 0.49        $ 1.81        $ 1.46
                                                                          ============= ============ ============= =============
Income (loss) from discontinued operations per share of common stock
  Basic                                                                         $ 0.01       $(0.01)      $ (0.04)      $ (0.02)
                                                                          ============= ============ ============= =============
  Diluted                                                                       $ 0.01       $(0.01)      $ (0.04)      $ (0.02)
                                                                          ============= ============ ============= =============
Weighted average number shares of common stock outstanding
  Basic                                                                     38,234,481   27,340,057    36,273,142    24,786,517
                                                                          ============= ============ ============= =============
  Diluted                                                                   38,882,991   27,620,076    36,851,038    24,987,583
                                                                          ============= ============ ============= =============
Dividends Declared per Common Share                                             $ 0.60       $ 0.50        $ 1.80        $ 1.45
                                                                          ============= ============ ============= =============


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

                                                 Newcastle Investment Corp.
                                                 Consolidated Balance Sheets
                                          (dollars in thousands, except share data)

                                                                                          As of
                                                                                    September 30, 2004               As of
Assets                                                                                 (Unaudited)             December 31, 2003
                                                                                       -----------             -----------------


   Real estate securities, available for sale                                           $ 3,079,852              $ 2,089,712
   Real estate securities portfolio deposit                                                     -                     19,541
   Other securities, available for sale                                                     256,073                  221,577
   Real estate related loans, net                                                           352,275                  341,193
   Investments in unconsolidated subsidiaries                                                53,397                   30,640
   Operating real estate, net                                                                91,112                  102,995
   Real estate held for sale                                                                 11,355                   29,404
   Residential mortgage loans, net                                                          711,056                  586,237
   Cash and cash equivalents                                                                 62,598                   60,403
   Restricted cash                                                                           13,232                   13,132
   Deferred costs, net                                                                        6,968                   10,304
   Receivables and other assets                                                              31,696                   27,943
                                                                                  ------------------------    ------------------
                                                                                        $ 4,669,614              $ 3,533,081
                                                                                  ========================    ==================

Liabilities and Stockholders' Equity

Liabilities
   CBO bonds payable                                                                    $ 2,656,247              $ 1,793,533
   Other bonds payable                                                                      235,245                  260,674
   Notes payable                                                                            154,556                  154,562
   Repurchase agreements                                                                    824,340                  715,783
   Derivative liabilities                                                                    27,669                   32,457
   Dividends payable                                                                         23,956                   16,703
   Due to affiliates                                                                          7,013                    2,445
   Accrued expenses and other liabilities                                                    12,998                   17,561
                                                                                  ------------------------    ------------------
                                                                                          3,942,024                2,993,718
                                                                                  ------------------------    ------------------

Stockholders' Equity
   Preferred stock, $0.01 par value, 100,000,000 shares authorized, 2,500,000 shares of Series B Cumulative Redeemable Preferred Stock, liquidation
     preference $25.00 per share, issued and outstanding                                     62,500                   62,500
   Common stock, $0.01 par value, 500,000,000 shares authorized, 38,234,481 and
     31,374,833 shares issued and outstanding at September 30, 2004 and
     December 31, 2003, respectively                                                            382                      314
   Additional paid-in capital                                                               625,937                  451,806
   Dividends in excess of earnings                                                          (15,955)                 (14,670)
   Accumulated other comprehensive income                                                    54,726                   39,413
                                                                                  ------------------------    ------------------
                                                                                            727,590                  539,363
                                                                                  ------------------------    ------------------
                                                                                        $ 4,669,614              $ 3,533,081
                                                                                  ========================    ==================

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

                          Newcastle Investment Corp.
                   Reconciliation of GAAP Net Income to FFO
                                (In thousands)
                                  (Unaudited)

                                                       Three Months Ended       Three Months Ended
                                                       September 30, 2004       September 30, 2003
                                                       ------------------       ------------------


Net income available for common stockholders                $ 23,445                  $ 13,183
   Operating real estate depreciation                            532                       765
Funds from operations ("FFO")                               $ 23,977                  $ 13,948


   We believe FFO is one appropriate measure of the operating performance of real estate companies because it provides investors with information regarding our ability to service debt and make capital expenditures. We also believe that FFO is an appropriate supplemental disclosure of operating performance for a REIT due to its widespread acceptance and use within the REIT and analyst communities. Furthermore, FFO is used to compute our incentive compensation to our manager. FFO, for our purposes, represents net income available for common stockholders (computed in accordance with GAAP), excluding extraordinary items, plus real estate depreciation, and after adjustments for unconsolidated subsidiaries, if any. We consider gains and losses on resolution of our investments to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. Adjustments for unconsolidated subsidiaries, if any, are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs. Our calculation of FFO may be different from the calculation used by other companies and, therefore, comparability may be limited.

                          Newcastle Investment Corp.
         Reconciliation of GAAP Book Equity to Invested Common Equity
                                (In thousands)
                                  (Unaudited)

                                                            September 30, 2004
                                                            ------------------
     Book equity                                                 $727,590
       Preferred stock                                            (62,500)
       Accumulated depreciation on operating real estate           11,968
       Accumulated other comprehensive income                     (54,726)
                                                                 ---------
     Invested common equity                                      $622,332
                                                                 =========